Exhibit 10.11

CAPE SAVINGS BANK

AMENDED AND RESTATED

BENEFIT EQUALIZATION PLAN

Originally Effective as of

July 1, 2000

As Amended and Restated Effective December 1, 2006

(except as otherwise may be specifically set forth herein)

CAPE SAVINGS BANK

AMENDED AND RESTATED

BENEFIT EQUALIZATION PLAN

WHEREAS, the Board of Directors of Cape Savings Bank (the “Bank”) has adopted the Financial Institutions Thrift Plan (the “Thrift Plan”) and the Comprehensive Retirement Program of the Financial Institutions Retirement Fund (the “Retirement Fund”) for employees of the Bank;

WHEREAS, the Internal Revenue Code of 1986, as amended (the “Code”) imposes limitations on the amounts that may be contributed by participants to the Thrift Plan, the amount of contributions that may be made to the Thrift Plan on behalf of the participants, and the benefit that may accrue with respect to participants under the Retirement Fund, including limiting the amount of compensation that may be considered in determining benefits under these plans;

WHEREAS, the Bank implemented this Benefit Equalization Plan (the “Plan”) originally effective as of July 1, 2000, to provide certain employees with benefits to which they would be entitled under the Thrift Plan and the Retirement Fund, but for the application of the limitations imposed by the Code;

WHEREAS, the Plan is designed to be an unfunded arrangement maintained primarily to provide a retirement benefit for such Eligible Executives;

WHEREAS, Code Section 409A requires that certain types of nonqualified deferred compensation arrangements comply with its terms or subject the recipients of such compensation to current taxes and penalties; and

WHEREAS, the Bank now desires to amend and restate the Plan in order to comply with Code Section 409A, and for certain other purposes.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

INTRODUCTION

The purpose of this Plan is to provide deferred benefits to designated executives of the Bank that would have been payable under the Retirement Fund and benefits equivalent to the matching contributions and 401(k) contributions that would have been available under the Thrift Plan, but for the limitations imposed by Code Sections 401(a)(17), 401(k), 401(m), 402(g), and/or 415.

This Plan is intended to constitute a nonqualified unfunded deferred compensation for a select group of management or highly compensated employees. All benefits payable under this Plan shall be paid solely out of the general assets of the Bank. No benefits under this Plan shall be payable under the Retirement Fund or the Thrift Plan.

ARTICLE I. DEFINITIONS

When used in the Plan, the following terms shall have the following meanings:

1.01 “Account” means the account established and maintained hereunder to record the contributions deemed to be made by the Member and the Bank pursuant to Article IV hereof, as well as the increase in value attributable to the earnings thereon, all as described hereafter.

1.02 “Actuary” means the independent consulting actuary retained by the Bank to assist the Committee in its administration of the Plan.

1.03 “Bank” means Cape Savings Bank and each subsidiary or affiliated company thereof which participates in the Plan, and any of their successors and assigns.

1.04 “Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article VI of the Plan to receive the benefit, if any, payable upon the death of a member of the Plan.

1.05 “Board of Directors” means the Board of Directors of the Bank.

1.06 “Change in Control” shall mean (i) a change in the ownership of the Bank, (ii) a change in the effective control of the Bank, or (iii) a change in the ownership of a substantial portion of the assets of the Bank, as described below.

(a)	A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulations section 1.409A-3(g)(5)(v)(B)), acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

(b)	A change in the effective control of the Bank occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulations section 1.409A-3(g)(5)(vi)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank possessing 35 percent or more of the total voting power of the stock of the Bank, or (ii) a majority of the members of the Bank’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s board of directors prior to the date of the appointment or election, provided that this subsection “(ii)” is inapplicable where a majority shareholder of the Bank is another corporation.

(c)

A change in a substantial portion of the Bank’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Proposed Treasury Regulations section 1.409A-3(g)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (i) all of the assets of the Bank, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

(d)	For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Proposed Regulations section 1.409A-3(g)(5), except to the extent that such Proposed Regulations are superseded by subsequent guidance.

1.07 “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the corresponding provisions of any succeeding law.

1.08 “Code Limitations” mean the cap on compensation taken into account by a plan under Code Section 401(a)(17), the limitations on 401(k) contributions necessary to meet the average deferral percentage (“ADP”) test under Code Section 401(k)(3)(A)(ii), the limitations on employee and matching contributions necessary to meet the average contribution percentage (“ACP”) test under Code Section 401(m), the dollar limitations on elective deferrals under Code Section 402(g), and the overall limitations on contributions and benefits imposed on qualified plans by Code Section 415, as such provisions may be amended from time to time, and any similar successor provisions of federal tax law.

1.09 “Committee” means the appropriate committee or any successor committee appointed by the Board of Directors to administer the Plan.

1.10 “Deferral Agreement” means the agreement under which a Member elected to defer compensation under the Plan in accordance with the provisions of Section 4.03.

1.11 “Eligible Executive” means an employee of the Bank, who has been selected to be an Eligible Executive by the Committee, and who is or potentially is affected by applicable Code Limitations.

1.12 “Member” means any person included in the membership of the Plan as provided in Article II.

1.13 “Separation from Service.” Effective January 1, 2005, “Separation from Service” means the Member’s death, retirement or termination of employment with the Bank. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Member’s right to reemployment is provided by law or contract. If the leave exceeds six months and the Member’s right to reemployment is not provided by law or by contract, then the Member shall be deemed to have a Separation from Service on the first date immediately following such six-month period.

The Member shall not be treated as having a Separation from Service if the Member provides more than insignificant services for the Bank following the Member’s actual or purported Separation from Service with the Bank. Services shall be treated as not being insignificant if such services are performed at an annual rate that is at least equal to 20% of the services rendered by the Member for the Bank, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such shorter period of employment) and the annual base compensation for such services is at least equal to 20% of the average base compensation earned during the final three full calendar years of employment (or if employed less than three years, such shorter period of employment).

Where the Member continues to provide services to the Bank, a Separation from Service will not be deemed to have occurred if the Member is providing services at an annual rate that is 50% or more of the services rendered, on average, during the immediate preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual base compensation for such services is 50% or more of the annual base compensation earned during the final three full calendar years of employment (or if less, such lesser period).

1.14 “Specified Employee.” Effective January 1, 2005, “Specified Employee” means, in the event the Bank or a corporate parent is or becomes a publicly traded company, a key employee within the meaning of Code Section 416(i) without regard to paragraph 5 thereof.

ARTICLE II. MEMBERSHIP

2.01 Each Eligible Executive of the Bank who is included in the membership of the Retirement Fund shall become a Member of the Plan on the earliest date on which he, or his Beneficiary, would have been entitled to receive a benefit under Section 3.01 of the Plan had he become a retiree of the Retirement Fund, or died in active service, on such date.

2.02 Each Eligible Executive of the Bank who is included in the membership of the Thrift Plan shall become a Member of the Plan on the earliest date on which he is credited with an elective contribution addition or makeup contribution addition under Section 4.01 or 4.02 of the Plan.

2.03 If on the date that payment of a Member’s benefit from the Retirement Fund commences the Member is not entitled to receive a benefit under Section 3.01 of the Plan, his membership in the Plan shall terminate on such date.

2.04 A benefit shall be payable under the Plan to or on account of a Member only upon the Member’s Separation from Service or due to a Change in Control, as applicable, except for distributions on account of hardship as provided in Section 4.08.

ARTICLE III. AMOUNT AND PAYMENT OF PENSION BENEFITS

3.01 The amount, if any, of the Annual Pension Benefit (as defined below) payable to or on account of a Member pursuant to the Plan shall equal the excess of (i) over (ii), as determined by the Committee, where:

(i)	is the Annual Pension Benefit (as calculated by the Retirement Fund on the basis of the Regular Form of payment (as defined below)) that would otherwise be payable to or on account of the Member by the Retirement Fund if its provisions were administered without regard to the Code Limitations, with the inclusion in the definition of “Salary” for the year any amount deferred by a Member under Sections 4.01 and 4.02 of this Plan; and

(ii)	is the Annual Pension Benefit (as calculated by the Retirement Fund on the basis of the Regular Form of payment elected under it by the Member) that is payable to or on account of the Member by the Retirement Fund.

For purposes of this Section 3.01, “Annual Pension Benefit” includes any “Active Service Death Benefit,” “Retirement Adjustment Payment,” “Annual Increment” and “Single Fixed Percentage Adjustment” (as such terms are defined in the Retirement Fund) which the Bank elected to provide its employees under the Retirement Fund. For purposes of this Section 3.01, “Salary” is the W-2 earnings paid in the calendar year.

3.02 Unless the Member elects a lump sum or an optional annuity form of payment under the Plan pursuant to Section 3.03, the Annual Pension Benefit, if any, payable to or on account of a Member under Section 3.01, shall be converted by the Actuary and shall be payable to or on account of the Member in the “Regular Form” of payment, utilizing for that purpose the same actuarial factors and assumptions then used by the Retirement Fund to determine the actuarial equivalence. For purposes of the Plan, the “Regular Form” of payment means an actual pension benefit payable for the Member’s lifetime and the death benefit described in Section 3.04 below.

3.03 (a) Notwithstanding the Regular Form of benefit payable under Section 3.02 hereof, a Member may make an election in writing prior to the date distributions commence under the Plan to have the Annual Pension Benefit, if any, payable to or on account of a Member under Section 3.02 converted by the Actuary to any optional form of life annuity specified on the Form of Payment Election (Exhibit A hereto). In accordance with Code Section 409A, such election will not be considered a change in the time and form of distribution, provided that such optional form of life annuity is actuarially equivalent applying reasonable actuarial assumptions in accordance with Treasury Regulations Section 1.409A-2(b)(2)(ii) to the Regular Form of benefit payable under Section 3.02.

(b) A Member may elect in writing to receive his Annual Pension Benefit hereunder in a lump sum rather than in the Regular Form set forth in Section 3.02 or optional annuity form of Annual Pension Benefit set forth in Section 3.03(a). Commencing January 1, 2005, such election, if made, must be made within thirty (30) days from initial entry into the Plan, or if later, by the later of December 31, 2007 or the last day of the applicable Code Section 409A “transition period.” Notwithstanding anything herein to the contrary a member may make an election to receive a lump sum distribution of his Annual Pension Benefit after the last day of the transition period, provided that the Member’s election and distribution comply with Section 3.09 hereof.

3.04 (a) If a Member who elects an optional form of payment under Section 3.03(a) dies after the date his benefit payments under the Plan commence, the only death benefit, if any, payable under the Plan in respect of such Member shall be the amount, if any, payable under the optional form of payment which the Member had elected under the Plan. If a Member who elects an optional form of payment under this Section 3.03 dies before the date his benefit payments under the Plan commence, his election of an optional form of benefit shall be inoperative.

(b) Upon the death of a Member before the date his benefit payments under the Plan commence, or after the date his benefit payments commence assuming he had not elected an optional form of payment under Section 3.03 above, a death benefit shall be paid to the Member’s Beneficiary in a lump sum equal to the excess, if any, of (i) over (ii), where:

(i)	is an amount equal to the commuted value of ten years of the Annual Pension Benefit, if any, payable under Section 3.02 above, and

(ii)	is the sum of the benefit payments, if any, which the Member had received under the Plan.

3.05 If a Member to whom an Annual Pension Benefit is payable under this Plan dies before the commencement of the payment of his benefit, the death benefit payable under Section 3.04 shall be payable to the Member’s Beneficiary as if the payment of the Member’s benefit had commenced on the first day of the month in which his death occurred.

3.06 Notwithstanding any other provision of this Plan to the contrary, if on the date payment of a Member’s Annual Pension Benefit under the Plan would otherwise commence, the monthly payment due any Member under the form of payment selected by the Member would be less than or equal to $100 per month, the Member’s entire Annual Pension Benefit shall automatically be paid in the form of a lump sum settlement.

3.07 Effective January 1, 2005, except in cases where the Member properly elects to receive his benefit in the form of a lump sum payment, all Annual Pension Benefits under the Plan shall be paid in monthly, quarterly, or annual installments, as elected by the Member pursuant to the Form of Payment Election. Benefits shall commence as soon as practicable following the Member’s Separation from Service, provided, however, that notwithstanding any other provision in this Plan to the contrary, to the extent required by Section 409A of the Code, payments made to a Specified Employee on or after his Separation from Service shall commence on the first day of the seventh (7th) month following the Specified Employee’s Separation from Service. In the case of a delay in payments to a Specified Employee upon his Separation from Service, the aggregate amount of the first seven payments will be accumulated and paid to the Specified Employee in a lump sum on the first day of the seventh (7th) month following his Separation from Service.

3.08 Effective January 1, 2005, notwithstanding any other provision in this Plan to the contrary, a Member may elect pursuant to the Form of Payment Election that, in the event of a Change in Control of the Bank, the Member’s accrued Annual Pension Benefit shall be paid to the Member in a lump sum at the time of the Change in Control. Such an election, if made, will be made by a Member not later than December 31, 2007 or the last day of the applicable Code Section 409A “transition period,” or if later, within 30 days after the Member first becomes eligible to participate in the Plan. In the event a Member does not elect to receive his accrued Annual Pension Benefit in a lump sum at the time of a Change in Control of the Bank, the Member’s Annual Pension Benefit will be paid at the time and in the form elected by the Member under Section 3.02 or 3.03 hereof upon the Member’s Separation from Service.

3.09 Effective January 1, 2005, in the event a Member desires to modify the time or form (e.g. from annuity to lump sum, or vice versa, but not from one form of life annuity to another form of life annuity which is governed by Section 3.03(a) hereof) of distribution of the Member’s benefits hereunder, the Member may do so by filing a written election with the Committee, provided that:

(a) the subsequent election shall not be effective for at least 12 months after the date on which the subsequent election was made;

(b) except for payments on account of the Member’s death, the first payment for which the subsequent election is made shall be deferred for a period of not less than 5 years from the date on which such payment would otherwise have been made; and

(c) for payments scheduled to be made on a fixed date or pursuant to a fixed specified schedule, the subsequent election must be made at least 12 months before the date of the first scheduled payment.

ARTICLE IV. AMOUNT AND PAYMENT OF THRIFT BENEFITS

4.01 The Bank will accept deferrals of compensation from each Member who is an Eligible Executive pursuant to Section 1.11 and who elects to participate in the Plan by filing with the Committee a Deferral Agreement in the form attached hereto as Exhibit B. If the Eligible Executive’s 401(k) account contributions under the Thrift Plan for such year have reached the maximum permitted by the Code Limitations as determined by the Committee, and if the Eligible Executive has elected to reduce his compensation for the current calendar year in accordance with the provisions of Section 4.03, then such Eligible Executive shall be credited with an elective contribution addition under this Plan equal to the reduction in his compensation made in accordance with such election; provided, however, that the sum of all such elective contribution additions for an Eligible Executive with respect to any single calendar year shall not be greater than the excess of (i) over (ii), where

(i)	is an amount equal to the regular account contribution (e.g. all contributions other than elective deferral contributions made by a Member) and maximum 401(k) account contributions (e.g. a Member’s elective deferral contributions) permitted under the Thrift Plan for the calendar year as determined under the Thrift Plan if its provisions were administered without regard to the Code Limitations and if compensation as defined in the Thrift Plan included any deferrals made under this Section 4.01 or Section 4.02; and

(ii)	is an amount equal to his regular account and 401(k) account contributions actually made under the Thrift Plan for the calendar year.

If the reduction in an Eligible Executive’s compensation under such election is determined to exceed the maximum allowable elective contribution additions for such year, the excess and any related earnings credited under Section 4.05 shall be paid to such Eligible Executive within the first two and one-half months of the succeeding calendar year.

4.02 If a portion of an Eligible Executive’s regular account contribution or 401(k) account contribution to the Thrift Plan for the preceding year is returned to the Eligible Executive after the end of such preceding year on account of the Code Limitations, and if the Eligible Executive has elected in accordance with the provisions of Section 4.03 to reduce his compensation for the current year by an amount up to the sum of such Thrift Plan contributions and related earnings returned to him for the preceding year, then such Eligible Executive shall be credited with a makeup contribution addition under this Plan equal to the reduction in his compensation made in accordance with such election.

4.03 A Member’s elections under Sections 4.01 and 4.02 shall be made in accordance with the following provisions:

The Committee shall provide each Member with a Deferral Agreement at least 30 days prior to the commencement of the calendar year in which compensation is to be earned and paid. Each Member shall execute and deliver the Deferral Agreement to the Committee no later than the last business day preceding the calendar year in which compensation is to be earned and paid.

Notwithstanding the above, an Eligible Executive who becomes eligible to participate during a calendar year may execute a Deferral Agreement with respect to his elections under Section 4.01 and 4.02 within 30 days of the date he becomes eligible to participate. The Deferral Agreement shall only apply to compensation earned by the Member in the payroll periods beginning on or after the date such Agreement is submitted to the Committee.

The Deferral Agreement shall provide for separate elections with respect to elective contribution additions under Section 4.01 and makeup contribution additions under Section 4.02. An Eligible Executive’s elections on his Deferral Agreement of the rates at which he authorizes deferrals under Sections 4.01 and 4.02 shall be irrevocable for the calendar year for which the deferral is elected.

4.04 For each elective contribution addition credited to a Member under Section 4.01, such Member shall also be credited with a matching contribution addition under this Plan equal to the Matching contribution, if any, that would be credited under the Thrift Plan with respect to such amount if contributed to the Thrift Plan, determined as if the provisions of the Thrift Plan were administered without regard to the Code Limitations and determined after taking into account the Member’s actual contributions to and actual matching contributions under the Thrift Plan. For each makeup contribution addition credited to the Member under Section 4.02, such Member shall also be credited with a matching contribution addition under this Plan equal to the matching contribution, if any, that was lost under the Thrift Plan with respect to the contributions returned for the preceding calendar year.

4.05 The Committee shall maintain an Account on the books and records of the Bank for each Eligible Executive who is a Member by reason of amounts credited under Sections 4.01, 4.02, and 4.04. The elective contribution additions, makeup contribution additions and matching contribution additions of a Member under Sections 4.01, 4.02, and 4.04 shall be credited to the Member’s Account as soon as practical after the date that the compensation reduced under Section 4.01 and 4.02 would otherwise have been paid to such Member. In addition, the Account of a Member shall be credited from time to time with interest at a rate substantially equivalent to the net rate of return earned on the Member’s account in the Thrift Plan. In lieu of such rate, the Committee may designate, from time to time, such other indices of investment performance or investment funds as the measure of investment performance under this Section. A Member shall at all times be 100% vested in his Account.

4.06 (a) Effective January 1, 2005, the balance credited to a Member’s Account shall be paid to him in a lump sum payment as soon as reasonably practicable after his Separation from Service, provided, however, that notwithstanding any other provision in this Plan to the contrary, to the extent required by Section 409A of the Code, payments made to a Specified Employee on or after his Separation from Service shall be made on the first day of the seventh (7th) month following the Specified Employee’s Separation from Service.

(b) Effective January 1, 2005, notwithstanding any other provision in this Plan to the contrary, a Member may elect pursuant to the Form of Payment Election that, in the event of a Change in Control of the Bank, the Member’s Account shall be paid to the Member in a lump sum at the time of the Change in Control. Such an election, if made, will be made by a Member not later than December 31, 2007 or the last day of the applicable Code Section 409A “transition period,” or if later, within 30 days after the Member first becomes eligible to participate in the Plan. In the event a Member does not elect to receive his Account in a lump sum at the time of a Change in Control of the Bank, the Member’s Account will be paid to him at the time and in the manner as provided in Section 4.06(a) hereof.

4.07 If a Member dies prior to receiving the balance credited to his Account under Section 4.06 above, the balance in his Account shall be paid to his Beneficiary in a lump sum payment as soon as reasonably practicable after his death.

4.08 While employed by the Bank, a Member may, in the event of an unforeseeable emergency, request a withdrawal from his Account. The request shall be made in a time and manner determined by the Committee, and shall be for an amount not greater that the lesser of (i) the amount required to meet the financial hardship, or (ii) the amount of his Account. For purposes of this Section 4.08, an unforeseeable emergency means a severe financial hardship resulting from a sudden or unexpected illness or accident of the Member, the Member’s spouse or one of his dependents (as defined in Code Section 152), loss of the Member’s property due to casualty or other similar extraordinary and unforeseen circumstances arising as a result of events beyond the Member’s control and which hardship the Member is unable to satisfy with funds reasonably available from other sources.

4.09 Effective January 1, 2005, any Member may elect, at least 30 days prior to the first day of any plan year, not to participate in the Plan by submitting a Notice of Adjustment of Deferral (Exhibit C hereto) to the Board pursuant to which the Member elects to cease deferring receipt of any portion of his compensation under Sections 4.01 or 4.02. Such election, if made, shall be effective as of the first day of the next succeeding plan year. An Eligible Executive who has filed a Notice of Adjustment of Deferral pursuant to which he elects to cease deferring receipt of any portion of his compensation may thereafter again file a Notice of Adjustment of Deferral to defer receipt of his compensation in accordance with Sections 4.01 or 4.02, but only with respect to compensation to be earned following submission of such Notice of Adjustment of Deferral.

ARTICLE V. SOURCE OF PAYMENT

5.01 All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank, in its discretion, may establish a bookkeeping reserve or a grantor trust (as such term is used in Sections 671 through 677 of the Code) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member or prospective Member or Beneficiary. No benefit whatever provided by the Plan shall be payable from the assets of the Retirement Fund or the Thrift Plan.

5.02 No Member shall have any right, title or interest whatever in or to any investments which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan. To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.

ARTICLE VI. DESIGNATION OF BENEFICIARIES

6.01 For purposes of benefits payable under Article III or Article IV hereof, each Member of the Plan may file with the Committee a written Beneficiary Designation Form (Exhibit D hereto) of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the Member’s death. The Member may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Member’s death, and in no event shall it be effective as of a date prior to such receipt.

6.02 If no such Beneficiary designation is in effect at the time of a Member’s death, or if no designated Beneficiary survives the Member, or if, in the opinion of the Committee, such designation conflicts with applicable law, the Member’s estate shall be deemed to have been designated his Beneficiary and shall be paid the amount, if any, payable under the Plan upon the Member’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefor.

ARTICLE VII. ADMINISTRATION OF THE PLAN

7.01 The Board of Directors has delegated to the Committee, subject to those powers which the Board has reserved as described in Article VIII below, general authority over and responsibility for the administration and interpretation of the Plan. The Committee shall have full power and discretionary authority to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and any trust referred to in Article V above, and the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the Plan. The Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.

7.02 The Committee shall arrange for the engagement of the Actuary, and if the Committee deems it advisable, it shall arrange for the engagement of legal counsel and certified public accountants (who may be actuary, counsel or accountants for the Bank), and other consultants, and make use of agents and clerical or other personnel, for purposes of the Plan. The Committee may rely upon the written opinions of such Actuary, counsel, accountants and consultants, and upon any information supplied by the Retirement Fund or the Thrift Plan for purposes of Sections 3.01, 4.01 and 4.02 of the Plan, and delegate to any agent or to any sub-committee or Committee member its authority to perform any act hereunder, including without limitations those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee. The Committee shall report to the Board of Directors, or to a committee designated by the Board of Directors, at such intervals as shall be specified by the Board of Directors or such designated committee, with regard to the matters for which it is responsible under the Plan.

7.03 No Committee member shall be entitled to act on or decide any matters relating solely to such member or any of his rights or benefits under the Plan.

7.04 No Committee member shall receive any special compensation for serving in such capacity but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Committee or any member thereof in any jurisdiction.

7.05 Any action of the Committee may be taken upon the affirmative vote of a majority of the members at a meeting or, at the direction of its Chairman, without a meeting by mail or telephone, provided that all of the Committee members are informed in writing of the vote.

7.06 All claims for benefits under the Plan shall be submitted in writing to the Chairman of the Committee. Written notice of the decision on each such claim shall be furnished with reasonable promptness to the Member or his Beneficiary (the “claimant”). The claimant may request a review by the Committee of any decision denying the claim in whole or in part. Such request shall be made in writing and filed with the Committee within 30 days of such denial. A request for review shall contain all additional information which the claimant wishes the Committee to consider. The Committee may hold any hearing or conduct any independent investigation which it deems desirable to render its decision, and the decision on review shall be made as soon as feasible after the Committee’s receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons as to all matters relating to the Plan.

7.07 All expenses incurred by the Committee in its administration of the Plan shall be paid by the Bank.

ARTICLE VIII. AMENDMENT AND TERMINATION

8.01 Effective January 1, 2005, subject to the requirements of Code Section 409A, the Board of Directors of the Bank may amend, suspend or terminate, in whole or in part, the Plan without the consent of the Committee, any Member, Beneficiary or other person. In the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to the Member his benefit as if that Member had terminated service as of the effective date of the complete termination. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a) The Board of Directors may terminate the Plan within 12 months of a corporate dissolution taxed under Code section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Member’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) The Board may terminate the Plan within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Member and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(c) The Board may terminate the Plan provided that (i) all arrangements sponsored by the Bank that would be aggregated with this Plan under Proposed Treasury regulations section 1.409A-1(c) if the Member covered by this Plan was also covered by any of those other arrangements are also terminated; (ii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iii) all payments are made within 24 months of the termination of the arrangements; and (iv) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Proposed Treasury regulations section 1.409A-1(c) if the Member participated in both arrangements, at any time within five years following the date of termination of the arrangement.

ARTICLE IX. GENERAL PROVISIONS

9.01 The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns and the Members, and the successors, assigns, designees and estates of the Members. The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank or organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of the rights of Members under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets.

9.02 Effective January 1, 2005, the Plan is intended to be a non-qualified deferred compensation plan described in Section 409A of the Code. The Plan shall be operated, administered and construed to give effect to such intent. To the extent that a provision of the Plan fails to comply with Code Section 409A and a construction consistent with Code Section 409A is not possible, such provision shall be void ab initio. In addition, the Plan shall be subject to amendment, with or without advance notice to interested parties, and on a prospective or retroactive basis, including but not limited to amendment in a manner that adversely affects the rights of participants and other interested parties, to the extent necessary to effect such compliance.

9.03 Neither the Plan nor any action taken thereunder shall be construed as to a Member the right to be retained in the employ of the Bank or as affecting the right of the Bank to dismiss any Member from its employ.

9.04 The Bank shall withhold or cause or be withheld from all benefits payable under the Plan all federal, state, local or other taxes required by applicable law to be withheld with respect to such payments.

9.05 No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of and any attempted disposition of such right or interest shall be null and void. Further, no right or interest of a Member may be reached by any creditor of the Member.

9.06 If the Committee shall find that any person to whom any amount is or was payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person’s spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank therefor.

9.07 All elections, designations, requests, notices, instructions, and other communications from a Member, Beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee and shall be mailed by first-class mail or delivered to such location as shall be specified by the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

9.08 The benefits payable under the Plan shall be in addition to all other benefits provided for employees of the Bank and shall not be deemed salary or other compensation by the Bank for the purpose of computing benefits to which he may be entitled under any other plan or arrangement of the Bank.

9.09 No Committee member shall be personally liable by reason of any instrument executed by him or on his behalf, or action taken by him, in his capacity as a Committee member nor for any mistake of judgment made in good faith. Consistent with applicable law, regulation or governing bylaw of the Bank, the Bank shall indemnify and hold harmless the Retirement Fund or the Thrift Plan and each Committee member and each employee, officer or director of the Bank or the Retirement Fund or Thrift Plan, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement or a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.

9.10 As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.

9.11 The captions preceding the Sections of the Plan have been inserted solely as a maker of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

9.12 The Plan shall be construed according to the laws of the State of New Jersey in effect from time to time.

9.13 The original effective date of the Plan was July 1, 2000. The Plan has been amended and restated effective as of December 1, 2006, except as otherwise set forth herein.

[signature page follows]

IN WITNESS WHEREOF, CAPE SAVINGS BANK has caused this Amended and Restated Benefit Equalization Plan to be executed effective as of _____ day of ________, 2006.

CAPE SAVINGS BANK

By:
Chairman of the Board

Attest:

Secretary

Exhibit A

CAPE SAVINGS BANK

AMENDED AND RESTATED

BENEFIT EQUALIZATION PLAN

Form of Payment Election(1)

In the event I am entitled to benefits under the Cape Savings Bank Amended and Restated Benefit Equalization Plan (“Plan”) I hereby elect the following:

I.	With respect to my Annual Pension Benefit under Article III of the Plan:

A.	Separation from Service (due to any reason other than death) (select either 1 or 2 below)

1.	Regular Form - I elect to receive my annual pension benefit as follows:

☐	Straight Life Annuity for Member

2.	Optional Form of Payment of Annual Pension Benefit **

I have decided to have my annual pension benefit paid in a manner other than in the form of a straight life annuity payable in monthly, quarterly or annual installments with 120 payments guaranteed. Accordingly, I elect to have my annual pension benefit distributed as follows:

☐	Lump Sum

☐	A 100% joint and survivor annuity;

☐	A 50% joint and survivor annuity; or

☐	Other form of annuity, as follows:

**	Any optional form of payment selected by the Member must be the actuarial equivalent of the “Regular Form” of benefit payable under Section 3.02 of the Plan applying reasonable actuarial assumptions in accordance with Treasury Regulations Section 1.409A-2(b)(2)(ii). A Member may make a one-time election of an optional form of life annuity at any time prior to commencement of payment of such Member’s annual pension benefit in accordance with Section 3.03(a) of the Plan. Any change in payment from a life annuity to a lump sum payment, or from a lump sum to a life annuity, must comply with Section 3.09 of the Plan.

3.	Payment Frequency

In the event I have elected to receive my Annual Pension Benefit in a form other than a lump sum distribution, I elect to receive my annuity payments in the following frequency:

☐	Payable in equal monthly installments

☐	Payable in equal quarterly installments

☐	Payable in equal annual installments

B.	Optional Change in Control Payment Election:

In the event of a Change in Control of the Bank, my Annual Pension Benefit will be paid to me in the Regular Form in accordance with Section 3.02 of the Plan, unless I elect otherwise, as follows:

Benefit to be paid: (check one)	☐ Regular Form

☐ Lump Sum

II. Thrift Plan Benefit. With respect to my Thrift Plan benefit payable under Article IV of the Plan, I understand and acknowledge that such benefits will be paid to me or my Beneficiary in a single lump sum distribution.

III. Death Benefits. With respect to death benefits, I understand that if I should die (i) before the date benefits commence under the Plan, or (ii) after the date benefits commence under the Plan, provided I have not selected an optional form of distribution of my Annual Pension Benefit in accordance with Section 3.03 of the Plan, my Beneficiary will receive a lump sum death benefit equal to the commuted value of ten years of Annual Pension Benefit payable under Section 3.02 of the Plan, less the sum of payments, if any, that I have received under the Plan.

I acknowledge that I have received a copy of the Plan, and I understand that all of the benefits to which I, or my beneficiary(ies) may be entitled are subject to the terms and conditions of Cape Savings Bank Amended and Restated Benefit Equalization Plan, including that such benefits are general assets of the Bank and are subject to the claims of general creditors and that the Bank has no liability with respect to investments of such amounts except that arising out of its own gross negligence or willful misconduct. I understand that any and all elections I make herein are irrevocable.

Date:	Member’s Signature:

(1)

For members participating in 2007, except as provided above regarding changes to optional forms of annuity, this Form of Payment Election must be completed prior to December 31, 2007, or if later, prior to the last day of the transition period under Code Section 409A. For members who become eligible after 2007, this form must be completed upon initial enrollment in the Plan.

Exhibit B

CAPE SAVINGS BANK

AMENDED AND RESTATED

BENEFIT EQUALIZATION PLAN

DEFERRAL AGREEMENT

I,                                                      , and CAPE SAVINGS BANK hereby agree for good and valuable consideration, the value of which is hereby acknowledged, that I shall participate in the Cape Savings Bank Amended and Restated Benefit Equalization Plan (the “Plan”), initially effective as of July 1, 2000, and as amended and restated effective                                      200__, in order to conform the Plan to the requirements of Code Section 409A and for certain other purposes, and do further agree to the terms and conditions thereof.

ELECTION TO DEFER

Subject to the terms and conditions of Sections 4.01 and 4.02 of the Plan, I understand that I may make an irrevocable election to defer the receipt of compensation due to me during calendar year 200__.

Elective Deferral Contributions Pursuant to Section 4.01 of the Plan

Pursuant to Section 4.01 of the Plan, I hereby make an irrevocable election to defer                     % of my compensation per month. I understand that once elected, I may not change my election to defer such compensation due to me during calendar year 200__. Such deferrals shall commence on                                      200__, and shall renew annually unless changed at least thirty (30) days prior to the first day of any plan year under the Plan. Any permissible changes to the amount of my deferral under the Plan shall be effective as of the next January 1. I understand and agree that my deferral election applies only to compensation attributable to services I have not yet performed.

Deferral of Makeup Contributions Pursuant to Section 4.02 of the Plan

Pursuant to Section 4.02 of the Plan, in the event my contributions to the Thrift Plan (and any earnings thereon) for a previous year are returned to me by the Bank because such contributions exceeded the maximum allowable contribution additions for such year, I hereby elect to defer         % of such returned amount under the Plan. The Bank will credit such makeup contributions to my Account under the Plan as soon as reasonably practicable following the determination that my elective deferral contributions exceeded the maximum allowable contribution pursuant to Section 4.01 of the Plan.

I understand that my election to defer shall continue for subsequent years in accordance with this Deferral Agreement until such time as I submit a Notice of Adjustment of Deferral to the Board at least thirty (30) days prior to the first day of any plan year under the Plan. Such adjustment will only take effect January 1 of the calendar year following the year in which it is executed. A Notice of Adjustment of Deferral can be used to adjust the amount of compensation to be deferred or to discontinue deferrals altogether.

This Deferral Agreement shall become effective upon execution below by both the Member and a duly authorized officer of the Bank.

Dated this              day of                                 , 200__.

(Member)	(Bank duly authorized Officer)

Exhibit C

CAPE SAVINGS BANK

AMENDED AND RESTATED

BENEFIT EQUALIZATION PLAN

NOTICE OF ADJUSTMENT OF DEFERRAL

To:	Cape Savings Bank
Attention:	Administrator, Amended and Restated Benefit Equalization Plan

I hereby give notice of my election to adjust the amount of my compensation deferral in accordance with my Deferral Agreement, dated the              day of                         , 20__. This notice is submitted at least thirty (30) days prior to commencement of the next plan year, and shall become effective January 1st, as specified below.

Adjust elective deferral contributions as of:	January 1st, 20__

Previous Deferral Amount	__________ per month
New Deferral Amount	__________ per month
(to discontinue elective deferral, enter $0)

Adjust makeup contributions as of:	January 1st, 20__

Previous Deferral Amount	__________ per month
New Deferral Amount	__________ per month
(to discontinue makeup deferrals, enter $0)

MEMBER

DATE

ACKNOWLEDGED

BY:

TITLE:

DATE